Exhibit 10-P-21

Restricted Stock Unit Final Award Agreement for 200[__] Performance-Based
Restricted Stock Unit ("PB-RSU") Grant under 1998 Long-Term Incentive Plan
Current as of January 2008

This AGREEMENT made as of this [__ day of March 200__], by and between Ford Motor Company, a Delaware corporation (the "Company"), and [Name of Grantee] (the "Grantee"), WITNESSETH:

WHEREAS, the Grantee is now, or was, employed by the Company, or one of its subsidiaries, in a responsible capacity during all or part of the performance period related to the grant of 200[__] PB-RSUs under the 1998 Long-Term Incentive Plan (the "Plan"), which is administered by the Compensation Committee (the "Committee"), and the Company has determined that based on the Company's accomplishment of certain objectives relating to the 20— PB-RSU grant, the Grantee has earned a final award of restricted stock units herein provided for,

NOW, THEREFORE, IT IS AGREED BETWEEN THE PARTIES as follows:

Subject to the terms and conditions set forth herein, in the Plan, in the "1998 Terms and Conditions of Restricted Stock Unit Final Award Agreement" (the "1998 Final Award Terms and Conditions") and in any rules and regulations established by the Committee pursuant to the Plan (all of which are incorporated by reference into this Agreement as though set forth in full herein), the Company hereby grants to the Grantee [         ] restricted stock units (the "RSU").

The Grantee agrees: (i) to refrain from engaging in activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof; (ii) to refrain engaging in conduct that is inimical to the best interests of the Company; and (iii) make himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to, and otherwise cooperate with the Company or any subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or any subsidiary thereof.  In the event of non-fulfillment of condition (i), (ii), or (iii) above, the Grantee's rights in the RSU grant, including the right to have any Final Award converted to real shares of Ford stock at the end of applicable restriction period, will be forfeited and cancelled.  Furthermore, nothing contained herein or in the 1998 Final Award Terms and Conditions shall restrict the right of the Company or any of its subsidiaries to terminate the employment of the Grantee at any time, with or without cause.  The term "Company" as used in this Agreement and the 1998 Final Award Terms and Conditions with reference to employment shall include subsidiaries of the Company.  The term "subsidiary" as used in this paragraph shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company.

The grant of the RSU is completely discretionary and does not create any rights to receive future restricted stock unit grants.  The Company may amend, modify or terminate the Plan at any time, subject to limitations set forth in the Plan.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AUTHENTICATED	FORD MOTOR COMPANY

Grantee
Grantee ID: